                                                                   EXHIBIT 10.16


                            ASSET PURCHASE AGREEMENT


                                  By and Among


                     Trans World Entertainment Corporation,


                                 Wax Works, Inc.


                               and Terry Woodward



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                                TABLE OF CONTENTS


                                                                         PAGE

1.    Sale and Delivery of the Assets......................................1
       1.1. Delivery of the Assets.........................................1
       1.2. Further Assurances.............................................3
       1.3. Purchase Price.................................................3
       1.4. Assumption of Liabilities; Etc.................................3
       1.5. Allocation of Purchase Price...................................4
       1.6. The Closing....................................................4
       1.7. Apportionment and Adjustments..................................4

2.    Representations of the Seller and the Principal......................7
       2.1. Organization...................................................7
       2.2. Capitalization of the Seller...................................7
       2.3. Authorization..................................................7
       2.4. Ownership of the Assets........................................8
       2.5. Financial Statements...........................................9
       2.6. Absence of Undisclosed Liabilities.............................9
       2.7. Litigation.....................................................9
       2.8. Stores.........................................................9
       2.9. Fixed Assets...................................................9
       2.10.Leases........................................................10
       2.11.Change in Financial Condition and Assets......................10
       2.12.Tax Matters...................................................11
       2.13.Assets Complete...............................................12
       2.14.Books and Records.............................................12
       2.15.Contracts and Commitments.....................................12
       2.16.Compliance with Agreements and Laws...........................13
       2.17.Employee Relations............................................14
       2.18.Absence of Certain Changes or Events..........................14
       2.19.Suppliers.....................................................15
       2.20.Prepayments and Deposits......................................15
       2.21.Trade Names and Other Intangible Property.....................15
       2.22.Employee Benefit Plans........................................16
       2.23.Indebtedness to and from Officers, Directors and
               Shareholders...............................................17
       2.24.Powers of Attorney and Suretyships............................17
       2.25.Disclosure....................................................17
       2.26.Inventory.....................................................17
       2.27.Environmental Matters.........................................17

3.    Representations of the Buyer........................................18
       3.1. Organization and Authority....................................18
       3.2. Authorization.................................................18
       3.3. Regulatory Approvals..........................................19
       3.4. Disclosure....................................................19

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       3.5. Litigation....................................................19
       3.6. Financing.....................................................19

4.    Access to Information; Public Announcements.........................19
       4.1. Access to Management, Properties and Records..................19
       4.2. Confidentiality...............................................20
       4.3. Public Announcements..........................................20

5.    Covenants of the Seller.............................................20
       5.1. Conduct of Business...........................................20
       5.2. Absence of Material Changes...................................20
       5.3. Taxes.........................................................21
       5.4. Delivery of Interim Financial Statements and 2000
               Audited Financial Statements...............................21
       5.5. Compliance with Laws..........................................22
       5.6. Satisfaction of Conditions....................................22
       5.7. Continued Truth of Representations and Warranties of
               the Seller.................................................22
       5.8. Continuing Obligation to Inform...............................22
       5.9. Exclusive Dealing.............................................22
       5.10 Estoppel Certificates.........................................22

6.    Covenants of the Buyer..............................................22
       6.1. Satisfaction of Conditions....................................22
       6.2. Continued Truth of Representations and Warranties of
               the Buyer..................................................22
       6.3. Employees.....................................................23
       6.4. Supply Contract...............................................23
       6.5. Consulting Agreement..........................................23

7.    Conditions to Obligations of the Buyer..............................23
       7.1. Continued Truth of Representations and Warranties of
               the Seller; Compliance with Covenants and
               Obligations................................................24
       7.2. Corporate Proceedings.........................................24
       7.3. Governmental Approvals........................................24
       7.4. Consents of Lenders, Lessors and Other Third Parties..........24
       7.5. Adverse Proceedings...........................................24
       7.6. The Assets....................................................24
       7.7. Cash Available for Working Capital Purposes...................24
       7.8. Closing Deliveries............................................24
       7.9. Section 1445 Certificate......................................25

8.    Conditions to Obligations of the Seller.............................25
       8.1. Continued Truth of Representations and Warranties of
               the Buyer; Compliance with Covenants and
               Obligations................................................25
       8.2. Corporate Proceedings.........................................25
       8.3. Governmental Approvals........................................25
       8.4. Consents of Third Parties.....................................25
       8.5. Adverse Proceedings...........................................25


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9.    Indemnification.....................................................26
       9.1. By the Buyer and the Seller and the Principal.................26
       9.2A By the Seller and the Principal...............................26
       9.2B By the Buyer..................................................26
       9.3. Procedures for Indemnification................................27
       9.4. Payment of Indemnification Obligation.........................28
       9.5. Survival of Representations; Claims for
               Indemnification............................................28
       9.6. Damages and Related Matters...................................28

10.   Post-Closing Agreements.............................................29
       10.1.Proprietary Information.......................................29
       10.2.No Solicitation or Hiring of Former Employees.................29
       10.3.Non-Competition Agreement.....................................29
       10.4.Sharing of Data...............................................30
       10.5.Use of Name...................................................30
       10.6.Cooperation in Litigation.....................................30

11.   Termination of Agreement............................................30
       11.1.Termination by Lapse of Time..................................30
       11.2.Termination by Agreement of the Parties.......................31
       11.3.Termination by Reason of Breach...............................31

12.   Certain Tax Matters.................................................31

13.   Brokers.............................................................31

14.   Notices.............................................................32

15.   Consent to Jurisdiction.............................................32

16.   Successors and Assigns..............................................33

17.   Entire Agreement; Amendments; Attachments; Waivers..................33

18.   Expenses............................................................33

19.   No Third Party Beneficiaries........................................33

20.   Governing Law.......................................................34

21.   Section Headings....................................................34

22.   Severability........................................................34

23.   Counterparts........................................................34

24.   Terms Defined in This Agreement.....................................34


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

EXHIBITS

A           -  Lease Assignment
B           -  Video Supply Contract
C           -  Consulting Agreement


SCHEDULES

1.1(a)(iii) -  Opening Cash
1.1(a)(ix)  -  Excluded Intangibles
1.1(b)      -  Excluded Assets
1.5         -  Allocation of Purchase Price
1.7(a)      -  Rent and Tax Adjustment
1.7(b)      -  Inventory Valuation
1.7(d)      -  Cooperative Advertising Adjustment
1.7(e)      -  Provisioning Expenditures
2.3         -  Seller Consents
2.4         -  Encumbrances
2.6         -  Undisclosed Liabilities
2.7         -  Litigation
2.8         -  Stores
2.9         -  Fixed Assets
2.10        -  Leases
2.11        -  Material Changes
2.12        -  Taxes
2.13        -  Missing Assets
2.15        -  Contracts
2.16        -  Permits
2.17        -  Employees
2.18        -  Absence of Changes
2.19        -  Suppliers
2.20        -  Prepayments and Deposits
2.21        -  Intangible Property
2.22        -  Employee Benefit Plans
2.23        -  Indebtedness to and from Affiliates
2.24        -  Powers of Attorney
2.27        -  Environmental
3.2         -  Buyer Consents
5.2         -  Absence of Material Changes
6.3         -  Excluded Employees


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

                            ASSET PURCHASE AGREEMENT


      Agreement made as of September 9, 2000 among Trans World Entertainment Corporation, a New York corporation with its principal office at 38 Corporate Circle, Albany, NY 12203 (the "BUYER"), Wax Works, Inc., a Kentucky corporation with its principal office at 325 E. Third Street, Owensboro, Kentucky 42303 (the "SELLER"), and Terry Woodward, a natural person and the sole stockholder of the Seller (the "PRINCIPAL").

                              PRELIMINARY STATEMENT

      The Buyer desires to purchase, and the Seller desires to sell, substantially all of the assets of the Seller which relate to its retail audio business including the retail stores identified on Schedule 2.8 (the "AUDIO BUSINESS"), for the consideration set forth below and the assumption of certain of the Seller's liabilities set forth below, subject to the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

      1.    SALE AND DELIVERY OF THE ASSETS

      1.1.  DELIVERY OF THE ASSETS.

      (a) Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "CLOSING"), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, the following properties, assets and other claims, rights and interests (but not including the Excluded Assets, as defined below):

            (i) all Store inventories and warehouse facility inventories held for future sale in the Stores (collectively, the "INVENTORY") on the date of the Inventory Count (as defined below) as adjusted pursuant to Section 1.7(b);

            (ii) all office supplies, maintenance supplies, packaging materials, spare parts and similar items of the Seller designated for use in the Stores (collectively, the "SUPPLIES");

            (iii) opening cash for each Store in the amounts set forth on
      Schedule 1.1(a)(iii) and deposits relating to the Stores (including the deposits described on Schedule 2.20), existing on the Closing Date;

            (iv) all rights of the Seller under the contracts, agreements, leases, licenses and other instruments set forth on Schedule 2.15 attached hereto other than such rights under contracts, agreements, leases, licenses and other instruments included on Schedule 1.1(b) (collectively, the "CONTRACT RIGHTS");

            (v) all funds, discounts or other incentives provided to the Seller in respect of cooperative advertising arrangements relating to any portion of the Inventory (the "COOPERATIVE ADVERTISING INCENTIVES");

            (vi) copies of all books, records and accounts, manuals, customer lists, customer records, employment records, studies, reports or summaries relating in whole or in part to or arising in whole or in part out of the operation of the Stores;

            (vii) all rights of the Seller under express or implied warranties from the suppliers or other third party service or product providers to the Audio Business to the extent relating or applicable to the items described in this Section 1.1(a);

            (viii) all of the machinery, equipment, furniture, fixtures, software, interior and exterior signs and signage, leasehold improvements, construction in progress and all other store assets, real and personal, located at or related to the Stores and owned by the Seller on the Closing Date whether or not reflected as capital assets in the accounting records of the Seller (collectively, the "FIXED Assets");

            (ix) except as disclosed on Schedule 1.1(a)(ix), all general intangibles of the Seller used in the Audio Business or in the operation of the Stores including, without limitation, trademarks, trademark licenses, patents, trade names, URLs and trade systems (collectively, the "INTANGIBLE PROPERTY"); and

            (x) except as specifically provided in Section 1.1(b) hereof, all other assets, properties, claims, rights and interests of the Seller which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed, which relate to the Stores.

      (b) Notwithstanding the provisions of Section 1.1(a), the properties, assets and business to be transferred to the Buyer under this Agreement shall not include:

            (i) the Seller's warehouse facility located at 325 E. Third Street, Owensboro, Kentucky or any of the goods therein located that are not a part of the Inventory and the Supplies;

            (ii) any assets comprising a part of the Seller's video wholesale business (the "VIDEO WHOLESALE BUSINESS") as conducted on the Closing Date; PROVIDED that all of the assets described in Section 1.1(a) shall be deemed not to comprise a part of the Video Wholesale Business;

            (iii) amounts owed to the Seller or any claims or causes of action by the Seller against third parties relating to the Audio Business or any of the Leases or other Contract Rights, in any such case arising prior to the Closing;

            (iv) any capital stock of the Seller or the Seller's corporate minute books;

            (v) any bank accounts of the Seller;

            (vi) the name "Wax Works", "Video Works" or derivations thereof;

            (vii) any of the Seller's insurance policies;

            (viii) any assets used principally by the Seller to provide Corporate Services to the Stores in the ordinary course of business; and

            (ix) any other assets of the Seller listed on Schedule 1.1(b) attached hereto (together with the assets described in clauses 1.1(b)(i) through 1.1(b)(viii), the "EXCLUDED ASSETS").

      (c) The Inventory, Supplies, Contract Rights, Cooperative Advertising Incentives, Fixed Assets, Intangible Property and other properties, assets and business of the Seller described in Section 1.1(a), other than the Excluded Assets, shall be referred to collectively as the "ASSETS."


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

      1.2. FURTHER ASSURANCES. At any time and from time to time before and after the Closing, at the request of any party and without further consideration, each party promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment, assumption and confirmation, and take such other action, as may be reasonably requested to more effectively carry out the purpose and intent of this Agreement.

      1.3.  PURCHASE PRICE.

      (a) The purchase price for all of the Assets of the Seller shall be $52,400,000 (the "BASE PURCHASE PRICE"), plus the amount of the Rent and Tax Adjustment to which Seller is entitled under Section 1.7(a), plus or minus, as the case may be, the amount of any Inventory adjustment pursuant to Section 1.7(b), plus or minus, as the case may be, the amount of any Fixed Assets adjustment pursuant to Section 1.7(c), minus the amount of the Cooperative Advertising Adjustment, plus the aggregate amount of the Provisioning Expenditures, plus the Assumed Liabilities. The Base Purchase Price, plus the amount of the Rent and Tax Adjustment to which the Seller is entitled under
Section 1.7(a), plus or minus, as the case may be, the amount of any Inventory adjustment pursuant to Section 1.7(b), plus or minus, as the case may be, the amount of any Fixed Assets adjustment pursuant to Section 1.7(c), minus the amount of the Cooperative Advertising Adjustment, plus the aggregate amount of the Provisioning Expenditures is collectively referred to herein as the "CASH CONSIDERATION."

      (b) At the Closing, the Buyer shall deliver to the Seller immediately available funds in the amount of the Base Purchase Price, plus the Rent and Tax Adjustment, plus or minus, as the case may be, the amount of any Fixed Assets adjustment pursuant to Section 1.7(c), minus the amount of the Cooperative Advertising Adjustment, plus the aggregate amount of the Provisioning Expenditures.

      1.4.  ASSUMPTION OF LIABILITIES; ETC.

      (a) At the Closing, the Buyer shall assume and execute and deliver an Instrument of Assumption of Liabilities (the "INSTRUMENT OF ASSUMPTION") in a form reasonably satisfactory to the Buyer, pursuant to which it shall assume and agree to timely perform, pay and discharge the following liabilities, obligations and commitments of the Seller, to the extent such liabilities, obligations and commitments relate exclusively to the Assets, and not to the Excluded Assets (the "ASSUMED LIABILITIES"):

            (i) All liabilities, obligations and commitments, fixed or contingent, of the Seller accruing or arising after the Closing under the Contracts pursuant to which the Buyer is acquiring Contract Rights, which obligations become due and payable or are otherwise required to be performed after the Closing Date;

            (ii) All liabilities, obligations and commitments, fixed or contingent, of the Seller relating to the Cooperative Advertising Incentives;

            (iii) All customer liabilities, obligations and commitments, fixed or contingent, of the Seller arising out of the operation of the Stores in the ordinary course of business, including returns, accommodations and gift certificates;

            (iv) All liabilities and obligations of the Seller in respect of inventory ordered by the Seller prior to the Closing Date and received by the Buyer after the date of the Inventory Count; and

            (v) All liabilities and obligations of the Seller specifically and expressly assumed by the Buyer elsewhere in this Agreement.

      (b) In addition, as to each of the Leases, subject to obtaining the required consents, waivers and approvals set forth on Schedule 2.3 with respect to each such Lease, the Seller and the Buyer shall execute and deliver to each other a Lease Assignment (each a "LEASE ASSIGNMENT") in the form of Exhibit A, as modified to include such terms, provisions and conditions which are required pursuant to the applicable Lease, and the Buyer shall cause an executed copy of each Lease Assignment to be sent to the respective landlord under the subject Lease as soon as practicable after the Closing.

      (c) Except as otherwise expressly and specifically set forth in this Agreement, the Buyer shall not at the Closing assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Seller (including, without limitation, all liabilities relating to Taxes) other than the Assumed Liabilities, whether or not arising out of the Audio Business, and including, without limitation, all obligations, liabilities and commitments, fixed and contingent, accruing or arising before the Closing, relating to any operations or activities conducted at any Store Property prior to the Closing, or otherwise relating to the Excluded Assets.

      1.5. ALLOCATION OF PURCHASE PRICE. The aggregate amount of the Base Purchase Price and the Assumed Liabilities shall be allocated among the Assets as set forth on Schedule 1.5 attached hereto. Such allocation shall be subject to adjustment to the extent of the Rent and Tax Adjustment, Inventory adjustment, Fixed Asset adjustment, Cooperative Advertising Adjustment or Provisioning Expenditures adjustment provided for in Section 1.7.

      1.6. THE CLOSING. The Closing shall take place on or before November 30, 2000, at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, at such time or date as may be mutually agreed upon by the parties hereto. The transfer of the Assets by the Seller to the Buyer and the assumption of the Assumed Liabilities by the Buyer shall be deemed to occur at 12:00 a.m., New York time, on the date of the Closing (the "CLOSING DATE").

      1.7.  APPORTIONMENT AND ADJUSTMENTS.

            (a) (i) The purchase price of the Assets shall not be subject to any adjustment for any prepaid expenses of the Seller, including without limitation: (A) prepaid premiums on insurance, (B) water and sewer use charges or (C) transfer taxes and recording fees, if any, incurred in connection with the transfer of the Assets contemplated hereby, and such prepaid amounts, if any, shall not be added to or deducted from the purchase price. Notwithstanding the foregoing, the Seller shall be entitled to a proportionate adjustment in respect of prepaid rent (including any customary charges to the extent provided for in any given Lease such as, but without limitation, percentage rent, utilities, operating expenses and common area maintenance charges, however denominated) and prepaid real and personal property taxes (the "RENT AND TAX ADJUSTMENT"), each as determined in accordance with generally accepted accounting principles, as of the Closing Date, which amount shall be added to the cash portion of the purchase price deliverable at the Closing. The Seller shall deliver at or prior to the Closing the estimated calculation of the Rent and Tax Adjustment, which shall be attached hereto as Schedule 1.7(a) and shall constitute the Seller's and the Principal's reasonable good faith estimate of such calculation.

            (ii) Eighteen months after the Closing Date, the Buyer shall determine the actual calculation of the proportionate amount of prepaid rent (including any customary charges to the extent provided for in any given Lease such as, but without limitation, percentage rent, utilities, operating expenses and common area maintenance charges, however denominated) and prepaid real and personal property taxes (the "REVISED RENT AND TAX ADJUSTMENT"), each as determined in accordance with generally accepted accounting principles, as of the Closing Date, based on the actual invoices received by the Buyer through the date of calculation and, where such invoices have not been provided to the Buyer, the Buyer's reasonable good faith estimates. The Buyer shall deliver such calculation to the Seller, along with copies of such invoices and estimates as are reasonably necessary for the Seller to confirm the Buyer's calculation of the Revised Rent and Tax Adjustment.

                  (A) If the Seller shall not object in writing to the Buyer's calculation of the Revised Rent and Tax Adjustment within thirty
            (30) days of receiving the Buyer's calculation of the revised Rent and Tax Adjustment, (I) if the Rent and Tax Adjustment exceeds the Revised Rent and Tax Adjustment by more than $25,000, then the Seller shall remit to the Buyer, no later than fourteen (14) days after receiving the Buyer's calculation of the Revised Rent and Tax Adjustment, in immediately available funds, the amount by which the Rent and Tax Adjustment exceeds the Revised Rent and Tax Adjustment less $25,000 or (II) if the Revised Rent and Tax Adjustment exceeds the Rent and Tax Adjustment by more than $25,000, then the Buyer shall remit to the Seller, no later than seven (7) days after the later of (x) the Seller advising the Buyer in writing of its agreement with the Buyer's calculation or (y) the thirtieth (30th) day after delivering its calculation to the Seller if the Seller shall not have objected prior to such time, the amount by which the Revised Rent and Tax Adjustment exceeds the Rent and Tax Adjustment less $25,000.

                  (B) If the Seller disputes the amount calculated by the Buyer, the Seller shall serve a written notice of objection on the Buyer within thirty (30) days after receiving the Buyer's calculation. The notice shall specify in reasonable detail the items disputed and shall describe in reasonable detail the basis for the objection and all information in the possession of the Seller which forms the basis thereof, as well as the amount in dispute. The parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within fourteen (14) days after the notice has been given, any unresolved disputed items shall be promptly referred to Arthur Andersen LLP (the "UNRELATED ACCOUNTING FIRM"). The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues as promptly as practicable and to resolve only those issues of dispute set forth in the notice. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. Any required payment shall be made within seven (7) days of the resolution of the dispute by the Unrelated Accounting Firm. The fees and expenses of the Unrelated Accounting Firm shall be borne equally by the parties.

            (iii) At all times after the Closing Date, the Buyer shall perform all obligations contained in the Leases with respect to the payment of rent or other charges, regardless of whether such rent or other charges are ultimately allocable to the Seller pursuant to this Section 1.7(a).

            (b) (i) The Buyer shall, within 2 days after the Closing Date, cause RGIS (or, to the extent that RGIS is unavailable, WIS) to perform a physical count of the Inventory (the "INVENTORY COUNT"). The Seller shall be permitted to have its representatives present during the Inventory Count; PROVIDED that the Seller's representatives shall not interfere with the activities of RGIS or WIS, as the case may be. Such Inventory Count shall be adjusted by the Buyer to be as of the Closing Date. The fees, costs and expenses of the inventory service shall be shared equally by the Buyer and the Seller. The Inventory Count will classify the Inventory into three subcategories: "AUDIO INVENTORY," which shall consist of pre-recorded full length compact discs and cassette tapes other than Deleted Inventory; "VIDEO INVENTORY," which shall consist of pre-recorded digital video discs and VHS video cassettes; and "OTHER INVENTORY," which shall consist of all Inventory other than Audio Inventory and Video Inventory generally carried for sale in the Stores including, but not limited to, Deleted Inventory, pre-recorded compact disc and cassette singles, blank audio and video tapes, cleaning accessories, video game hardware and software, consumer electronics, media storage, posters, boutique items and t-shirts. Each item within each classification of Inventory will then be valued according to the methodol-ogy of Inventory Valuation set forth on Schedule 1.7(b) and an aggregate Inventory value will then be calculated on such basis (the "INVENTORY VALUATION"). If the Inventory Valuation exceeds $32,400,000 (the "BASE INVENTORY AMOUNT"), the Buyer shall remit to the Seller, no later than 14 days after the Closing Date, in immediately available funds, an amount equal to the amount by which the Inventory Valuation exceeds the Base Inventory Amount. If the Base Inventory Amount exceeds the Inventory Valuation, the Seller shall remit to the Buyer, no later than 14 days after the Closing Date, in immediately available funds, an amount equal to the amount by which the Base Inventory Amount exceeds the Inventory Valuation. "DELETED INVENTORY" shall mean those pre-recorded compact discs and cassettes designated as such on Schedule 1.7(b).

            (ii) If the Seller disputes the Inventory Valuation, the Seller shall serve a written notice of objection on the Buyer within fourteen
      (14) days after the date of delivery of the Inventory Count to the Seller. The notice shall specify in reasonable detail the items disputed and shall describe in reasonable detail the basis for the objection and all information in the possession of the Seller which forms the basis thereof, as well as the amount in dispute. The parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within fourteen (14) days after the notice has been given, any unresolved disputed items shall be promptly referred to the Unrelated Accounting Firm. The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues as promptly as practicable and to resolve only those issues of dispute set forth in the notice. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. Any required payment shall be made within seven (7) days of the resolution of the dispute by the Unrelated Accounting Firm. The fees and expenses of the Unrelated Accounting Firm shall be borne equally by the parties.

            (c)   At the Closing, the Seller shall deliver an update to Schedule
2.9 to reflect changes to the Fixed Assets between the date of this Agreement and the Closing Date. If the book value of the Fixed Assets as of the Closing Date (the "FIXED ASSETS BOOK VALUE") exceeds $13,000,000 (the "BASE FIXED ASSETS AMOUNT"), the Buyer shall remit to the Seller an amount equal to the amount by which the Fixed Asset Book Value exceeds the Base Fixed Assets Amount, which shall be added to the cash portion of the purchase price deliverable at the Closing. If the Base Fixed Assets Amount exceeds the Fixed Assets Book Value, the Buyer may subtract from the cash portion of the purchase price deliverable at the Closing an amount equal to the amount by which the Base Fixed Assets Amount exceeds the Fixed Assets Book Value.

      (d) At the Closing, the Seller shall deliver Schedule 1.7(d) to this Agreement, which shall detail the amount of and related Inventory for all Cooperative Advertising Incentives received by the Seller with respect to which the Seller has not completed or caused to be completed the promotional activities contemplated thereby. The Buyer may subtract from the cash portion of the purchase price deliverable at the Closing an amount equal to the aggregate amount of all Cooperative Advertising Incentives detailed on Schedule 1.7(d) (the "COOPERATIVE ADVERTISING ADJUSTMENT").

      (e) At the Closing, the Seller shall deliver Schedule 1.7(e) to this Agreement, which shall set forth in reasonable detail, segregated by reference to each Store Under Construction, the actual expenditures (the "PROVISIONING EXPENDITURES") of the Seller in connection with provisioning each of the Stores Under Construction, excluding any Fixed Assets and Inventory attributable to such Stores Under Construction. The Seller shall also make available to the Buyer such invoices as are reasonably necessary to confirm the calculations set forth on Schedule 1.7(e). The aggregate Provisioning Expenditures shall be added to the cash portion of the purchase price deliverable at the Closing.

      (f) If the Buyer disputes any amounts calculated or presented by the Seller under Section 1.7(c), (d) or (e) above, the Buyer shall serve a written notice on the Seller within sixty (60) days after the Closing Date. Any notice shall specify in reasonable detail the items disputed and shall describe in reasonable detail the basis for the objection and all information in the possession of the Buyer which forms the basis thereof, as well as the amount in dispute. The parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within fourteen (14) days after the notice has been given, any unresolved disputed items shall be promptly referred to the Unrelated Accounting Firm. The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues as promptly as practicable and to resolve only those issues of dispute set forth in the notice. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. Any required payment shall be made within seven (7) days of the resolution of the dispute by the Unrelated Accounting Firm. The fees and expenses of the Unrelated Accounting Firm shall be borne equally by the parties.

      2.    REPRESENTATIONS OF THE SELLER AND THE PRINCIPAL

      The Seller and the Principal, jointly and severally, represent and warrant to the Buyer as follows:

      2.1. ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby. The Seller is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification and failure to be so qualified would have a Material Adverse Effect on the Audio Business. Certified copies of the Articles of Incorporation and By-laws of the Seller, each as amended to date, have been previously made available to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. The Seller does not own any capital stock of or other equity interest in any corporation, partnership or other entity.

      2.2. OWNERSHIP OF THE SELLER. All of the Seller's outstanding capital stock is owned by the Principal.

      2.3. AUTHORIZATION. The execution and delivery of this Agreement by the Seller, and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereby, have been duly authorized by all requisite corporate and shareholder action. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby and thereby in the manner provided for in this Agreement, will not, with or without the giving of notice or the passage of time or both, (a) violate in any material respect the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the Articles of Incorporation or By-laws of the Seller; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator binding on the Seller; or (d) subject to obtaining the consents, waivers and approvals described in Schedule 2.3, conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the Assets pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which the Seller is a party or by which the Seller or any of its properties are bound. Schedule 2.3 attached hereto sets forth a true, correct and complete list of all consents, waivers and approvals of third parties that are required in connection with the consummation by the Seller of the transactions contemplated by this Agreement.

      2.4.  OWNERSHIP OF THE ASSETS.

      (a) Schedule 2.4 attached hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind (collectively, the "ENCUMBRANCES") affecting the Assets (other than the Leases) other than Permitted Encumbrances. The Seller, at the Closing, will, subject to obtaining the consents and approvals described in
Schedule 2.3, have the right to (and will, upon delivery of the Bill of Sale, Instrument of Assignment and instruments of transfer of ownership contemplated hereby) sell and transfer to the Buyer good, clear, record and marketable title to the Assets (other than the Leases) free and clear of all Encumbrances of any kind, other than Permitted Encumbrances.

      (b) Except as set forth on Schedule 2.4, the Seller has a valid leasehold interest in each of the premises identified in the Leases, free and clear of any Encumbrances other than Permitted Encumbrances and Fee Encumbrances. The Seller, at the Closing, subject to obtaining the consents, waivers and approvals described in Schedule 2.3, the execution and delivery of the Lease Assignments, and the assumption of the Assumed Liabilities, will transfer to the Buyer a valid leasehold interest in each of the premises identified in the Leases, subject to the respective terms of the Leases and entitled to the benefits of the Lease relating to such premises enjoyed by the Seller and contained in such Lease as of August 24, 2000 together with any amendments, modifications or supplements made on or prior to such date, and otherwise free and clear of all Encumbrances other than Permitted Encumbrances and Fee Encumbrances.

      "FEE ENCUMBRANCES" shall mean, with respect to the premises identified in any Lease, Encumbrances on the title of the landlord to such premises.

      "PERMITTED ENCUMBRANCES" shall mean (i) any lien for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings, (ii) any lien arising in the ordinary course of business for sums not now due or sums being contested in good faith and by appropriate proceedings and liens securing appeal bonds, workmen's compensation bonds and similar bonds,
(iii) covenants, conditions and restrictions of record arising in the ordinary course of conduct of the Audio Business, which covenants, conditions and restrictions are not violated in any material respect by existing uses or improvements and do not materially interfere with the use of the property and do not affect the merchantability of the Seller's title or contain any provision for reversion or forfeiture of the Seller's title, and (iv) as it relates to the Leases, limitations on use of a subject premises to the extent that such limitation does not materially adversely affect or limit the conduct of retail sales as presently conducted in the Stores (or, in the case of the Stores Under Construction, limitations on use of a subject premises provided for in the underlying Lease).

      2.5. FINANCIAL STATEMENTS. The Seller has previously made available to the Buyer its audited balance sheets as of June 30, 1999, 1998 and 1997 (the "AUDITED BALANCE SHEETS") and the related statements of income, shareholders' equity, retained earnings and statements of cash flow of the Seller for the fiscal years then ended (collectively, including the Audited Balance Sheet, the "AUDITED FINANCIAL STATEMENTS"). The Seller has also previously made available to the Buyer its unaudited balance sheet as of June 30, 2000 (the "2000 UNAUDITED BALANCE SHEET") and the related statements of income, shareholders' equity, retained earnings and statements of cash flow of the Seller for the fiscal year then ended (collectively, including the 2000 Unaudited Balance Sheet, the "2000 UNAUDITED FINANCIAL Statements"). To the Seller's and the Principal's knowledge, the 2000 Unaudited Financial Statements and the Interim Financial Statements to be made available pursuant to Section 5.4 (collectively, together with the Audited Financial Statements and the 2000 Audited Financial Statements, the "FINANCIAL STATEMENTS") have been (or will be) prepared in accordance with generally accepted accounting principles applied consistently with past practice. The Audited Financial Statements and the 2000 Audited Financial Statements have been (or will be) prepared in accordance with generally accepted accounting principles applied consistently with past practice and certified without qualification by the Seller's independent public accountants. The Financial Statements fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of the Seller and the results of operations of the Seller's business for the periods indicated.

      2.6. ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent (a) reflected and reserved against in the 2000 Unaudited Balance Sheet, (b) set forth on Schedule 2.6 attached hereto or (c) incurred in the ordinary course of business after the date of the 2000 Unaudited Balance Sheet and not material in amount, either individually or in the aggregate, to the knowledge of the Seller and the Principal, the Seller does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Assets. For purposes of this Section 2.6, "MATERIAL" means any amount in excess of $25,000.

      2.7. LITIGATION. Except as set forth on Schedule 2.7 attached hereto, the Seller is not a party to, or to the Seller's or the Principal's knowledge, threatened with, and none of the Assets are subject to, any pending or, to the Seller's or the Principal's knowledge, threatened litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority relating to or affecting the Assets or the business or condition (financial or otherwise) of the Audio Business. The Seller is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule of any court, administrative agency or governmental authority or any regulation of any administrative agency or governmental authority applicable or potentially applicable to the Audio Business.

      2.8. STORES. Schedule 2.8 lists the name, location and approximate square footage of each of the retail stores used in the conduct of the Seller's retail audio business or under construction in contemplation of being used in the conduct of the Seller's retail audio business (each a "Store" and collectively, the "STORES"). Schedule 2.8 separately identifies each Store which is under construction (each a "STORE UNDER CONSTRUCTION").

      2.9.  FIXED ASSETS. To the Seller's and the Principal's knowledge,
Schedule 2.9 attached hereto on the date of this Agreement sets forth a true, correct and complete list of all Fixed Assets, identified in a manner consistent with the Seller's past practices, as of the date of this Agreement (regardless of whether such Fixed Assets are reflected in the Seller's books and records, and including those Fixed Assets as to which the book value is zero), including the book value thereof (determined in accordance with generally accepted accounting principles applied consistently with past practice) and a complete list of all maintenance contracts (other than those listed in Schedule 2.15) with respect to such Fixed Assets to which the Seller is a party. To the Seller's and the Principal's knowledge, Schedule 2.9, as updated pursuant to
Section 1.7(c), sets forth a true, correct and complete list of all Fixed Assets as of the Closing Date (regardless of whether such Fixed Assets are reflected in the Seller's books and records, and including those Fixed Assets as to which the book value is zero), including the book value thereof (determined in accordance with generally accepted accounting principles applied consistently with past practice) and a complete list of all maintenance contracts with respect to such Fixed Assets to which the Seller is a party. Except as disclosed on Schedule 2.9, as updated by Section 1.7(c), to the Seller's and the Principal's knowledge, no material Fixed Asset is unusable for its intended use in the ordinary course of business of the Stores as presently conducted and, to the extent provided in the maintenance contracts listed on Schedule 2.9, as updated pursuant to Section 1.7(c), to the Seller's and the Principal's knowledge, normal maintenance has been consistently performed with respect to such Fixed Assets. Except as set forth in the preceding sentence, neither the Seller nor the Principal makes any representation or warranty as to the condition or fitness for a particular purpose of any of the Fixed Assets.

      2.10. LEASES. Schedule 2.10 attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real property pursuant to which any Store occupies its premises (the "LEASES"). True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have been made available by the Seller to the Buyer. The Leases are binding and enforceable against the Seller and, to the Seller's and the Principal's knowledge, each of the other parties thereto in accordance with their respective terms and, except as set forth on Schedule 2.10, have not been modified or amended since August 24, 2000. The Seller has not received any written notice from the landlord under any Lease that it is in breach or default of such Lease, and to the Seller's and the Principal's knowledge, neither the Seller nor any other party is in default (other than, in the case of the Seller, a default which the Seller has the right to cure and, in any such case, that will be cured prior to and as of the Closing Date) with respect to any material covenant, agreement or condition contained in any Lease, and to the Seller's and the Principal's knowledge, there has not occurred any event which would constitute a breach of or default by the Seller in the performance of any material covenant, agreement or condition contained in any Lease, nor, to the Seller's or the Principal's knowledge, has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or material default by the Seller. The Seller is not obligated to pay any leasing or brokerage commission relating to any Lease and, except as set forth on Schedule 2.10 attached hereto, will not have any enforceable obligation to pay any leasing or brokerage commission upon the renewal of any Lease. Except as set forth on Schedule 2.10 and except for the Stores Under Construction, no material construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by the Seller. Except as set forth on Schedule 2.3 or rights to recapture in connection with assignments, the continuation, validity and effectiveness of each Lease will not be affected by the transfer thereof to the Buyer under this Agreement nor will the transfer thereof give any person a right of termination or right to make a material modification with respect to such Lease, and all such Leases are assignable to the Buyer without a consent.

      2.11. CHANGE IN FINANCIAL CONDITION AND ASSETS. Except as set forth on
Schedule 2.11 attached hereto, since June 30, 2000, there has been no change which materially and adversely affects the business, properties, assets, condition (financial or otherwise) or prospects of the Audio Business (a "Material Adverse Change"). Except as set forth on Schedule 2.11 and except for occurrences, events and developments generally known in the retail music industry as of the date hereof, neither the Seller nor the Principal has any knowledge of any existing occurrence, event or development which, as far as can be reasonably foreseen, will have a material adverse effect on the Audio Business or its business, properties, assets, condition (financial or otherwise) or prospects (a "MATERIAL ADVERSE EFFECT"). For the purposes of this Agreement
(a) changes in market or economic conditions generally affecting global, national or regional economic conditions, (b) changes in the rate of inflation in the United States, (c) changes in the valuation levels in the global or national equity capital markets, (d) the creation or legalization of new technologies competing with the Audio Business shall not be deemed to be or to cause a Material Adverse Change or have had a Material Adverse Effect and (e) no historical item listed in Schedule 2.11 shall be deemed to have been a Material Adverse Change or have had a Material Adverse Effect.

      2.12. TAX MATTERS.

      (a)   Except as set forth on Schedule 2.12:

            (i) Within the times and in the manner prescribed by law, the Seller has filed all Returns which are required to be filed;

            (ii) With respect to all amounts in respect of Taxes imposed upon the Seller for which it could be liable, whether to Taxing Authorities (as, for example, under law) or to other persons or entities (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of taxable periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by the Seller to Taxing Authorities or others on or before the date hereof have been timely paid;

            (iii) All Returns filed by the Seller constitute complete and accurate representations of the respective Tax liabilities of, or attributable to, the Seller for such years;

            (iv) No examination of the Returns of the Seller is currently in progress nor, to the knowledge of the Seller and the Principal, threatened and no unresolved deficiencies have been asserted or assessed against the Seller as a result of any audit by any Taxing Authority and no such deficiency has been proposed or threatened; and

            (v) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets of the Seller.

      (b)   None of the Assets of the Seller is property which:

            (i) the Buyer or the Seller is or will be required to treat as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986;

            (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or

            (iii) is "tax-exempt bond financed property" within the meaning of
      Section 168(g)(5) of the Code.

      (c) For purposes of this Agreement: "RETURN" means any return, declaration, report, statement or other document required to be filed in respect of any Tax. "TAX" or "TAXES" means (i) any federal, state, local, foreign and other governmental net income, gross income, gross receipts, estimated sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duty or other tax, fee, assessment or charge of any kind whatever, together with interest and any penalty, addition to tax or additional amount with respect thereto, and (ii) any Taxes (defined in (i) above) for which a person is liable (A) as a transferee or successor, (B) as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, understanding or commitment, whether oral or written, or (C) under Treas. Reg. ss. 1.1502-6 or any comparable provision of state or local tax law. "TAXING AUTHORITY" means any governmental authority responsible for the imposition of Taxes.

      2.13. ASSETS COMPLETE. Except as disclosed on Schedule 2.13, the Assets (together with the license granted by the Seller to the Buyer, as described in Section 1.1(a) above) constitute all of the material rights, interests, assets or property (tangible or intangible) owned or licensed by the Seller (or in which the Seller otherwise has rights or any interest) which are currently used in the Stores as currently operated by the Seller, but excluding assets used to provide general corporate level support, corporate level management and corporate level supervision to the Stores (collectively, "CORPORATE SERVICES").

      2.14. BOOKS AND RECORDS. The general ledgers and books of account of the Seller, all federal, state and local income, franchise, property and other tax returns filed by the Seller, with respect to the Assets or the Audio Business, and all other books and records of the Seller are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

      2.15. CONTRACTS AND COMMITMENTS.

      (a) Schedule 2.15 attached hereto contains a true, complete and correct list (if written) and description (if oral) of all material contracts, agreements, leases, licenses and other instruments, whether written or oral, to which the Seller is a party, necessary or useful to the conduct of the Audio Business, as conducted by the Seller, but excluding insurance policies, employee benefit plans, and any loan agreements, indentures, mortgages and guaranties relating to the Audio Business that will cease to exist after the Closing Date and general support, management and supervision provided by the Seller's headquarters office (collectively, the "CONTRACTS"), including, without limitation, the following types of Contracts:

            (i) all loan agreements, indentures, mortgages and guaranties that relate to the Audio Business or by which any of the Assets are bound;

            (ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements relating to the Audio Business or by which any of the Assets are bound;

            (iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements relating to the Audio Business or by which any of the Assets are bound which (A) involve payments or receipts by the Seller of more than $25,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which, if terminated or discontinued, could reasonably be expected to have a Material Adverse Effect;

            (iv) all collective bargaining agreements, employment and consulting agreements relating to the Audio Business or by which any of the Assets are bound;

            (v) all agency, distributor, sales representative and similar agreements relating to the Audio Business;

            (vi) all leases (including the Leases), whether operating, capital or otherwise, relating to the Audio Business; and

            (vii) any other material agreement or contract entered into by the Seller relating to the Audio Business.

For the purposes of this Section 2.15 and Schedule 2.15, (A) Schedule 2.15 shall be deemed to include each of the Leases identified in Schedule 2.10, and (B) any contracts, agreements, commitments, purchase orders or other understandings or arrangements relating to the Audio Business but which are not required to be listed on Schedule 2.15 because of the disclosure threshold set forth in Section 2.15(a)(iii) above shall nevertheless be deemed to be Contracts, PROVIDED that the aggregate of all payments and receipts by the Seller under all such contracts, agreements, commitments, purchase orders or other understandings or arrangements does not exceed $75,000.

      (b) Except as set forth on Schedule 2.15 attached hereto, as to each Contract other than the Leases (which shall be governed by the representations and warranties contained in Section 2.10):

            (i) each Contract which is to be assumed by the Buyer as an Assumed Liability (an "ASSUMED CONTRACT") is a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, and neither the Seller nor the Principal has any knowledge that any Assumed Contract is not a valid and binding agreement of the other parties thereto;

            (ii) the Seller has fulfilled all material obligations required pursuant to the Assumed Contracts to have been performed by the Seller on its part prior to the date hereof;

            (iii) the Seller is not in breach of or default under any Assumed Contract in any material respect, and there has occurred no violation by the Seller of any provision of any Assumed Contract which with the passage of time (such as a grace period) or giving of notice or both would constitute such a default by the Seller, result in a loss of rights or result in the creation of any lien, charge or encumbrance on the Seller's assets, thereunder or pursuant thereto;

            (iv) to the knowledge of the Seller and the Principal, there is no existing breach or default by any other party to any Assumed Contract, and there has occurred no violation of any provision of any Assumed Contract which with the passage of time (such as a grace period) or giving of notice or both would constitute such a default by such other party, result in a loss of rights by the Seller or result in the creation of any lien, charge or encumbrance on the Seller's assets thereunder or pursuant thereto; and

            (v) the Seller is not restricted by any Assumed Contract from carrying on the Audio Business or activities reasonably related thereto anywhere in the world.

      (c) Except as set forth on Schedule 2.3, the continuation, validity and effectiveness of each Assumed Contract will not be affected by the transfer thereof to the Buyer under this Agreement nor will the transfer thereof give any person a right of termination or right to make a material modification with respect to such Assumed Contract and all such Assumed Contracts are assignable to the Buyer without a consent.

      (d) True, correct and complete copies of all written Contracts and descriptions of all oral Contracts have previously been made available by the Seller to the Buyer.

      2.16. COMPLIANCE WITH AGREEMENTS AND LAWS. Schedule 2.16 is a correct and complete list of all requisite licenses, permits and certificates, including environmental, health and safety permits, from federal, state and local authorities issued to the Seller which are necessary to conduct, own and operate the Audio Business (collectively, the "PERMITS"). Except as set forth on
Schedule 2.16, to the Seller's and the Principal's knowledge, the operation of the Audio Business is not in violation in any material respect of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to building, zoning, land use or similar matters) relating to the use, occupancy and operation of Stores by the Seller, the violation of which could have a Material Adverse Effect. Except as set forth on Schedule 2.16, to the Seller's and the Principal's knowledge, the Audio Business does not violate, in any material respect, any federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety or corrupt practices) the enforcement of which would have a Material Adverse Effect. Except as set forth on Schedule 2.16 attached hereto, the Seller has not since June 30, 1998 received any notice or communication from any federal, state or local governmental or regulatory authority or otherwise of any such violation or noncompliance.

      2.17. EMPLOYEE RELATIONS.

      (a) The Seller is in compliance in all material respects with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

      (b)   Except as set forth on Schedule 2.17 attached hereto:

            (i) none of the employees of the Audio Business is represented by any labor union;

            (ii) there is no unfair labor practice complaint against the Seller arising out of the Audio Business pending before the National Labor Relations Board or any state or local agency;

            (iii) to the Seller's and the Principal's knowledge, there is no pending labor strike or other labor trouble affecting the Audio Business (including, without limitation, any organizational drive);

            (iv) there is no labor grievance pending against the Seller arising out of the Audio Business;

            (v) there is no pending representation question respecting the employees of the Seller arising out of the Audio Business; and

            (vi) there are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which the Seller is a party arising out of the Audio Business, or to the knowledge of the Seller and the Principal, any basis for which a claim may be made under any collective bargaining agreement relating to the Audio Business to which the Seller is a party.

      (c) Schedule 2.17 attached hereto sets forth a true, correct and complete list (a) as of the date hereof, of the employee benefits provided by the Seller to its Audio Business employees, and all contracts or agreements between the Seller and such employees, and (b) as of June 30, 2000, of the Seller's current payroll for the Audio Business, specifying for each employee whether such employee is compensated on a salary or hourly basis, and including the job descriptions and salary or hourly wage rates of each of such employees, showing separately for each such person who received an annual salary the amounts paid or payable as salary and bonus payments for the year ending June 30, 2000.

      (d) For purposes of this Section 2.17, the term "employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on the Audio Business, but shall exclude the Principal.

      2.18. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on
Schedule 2.18 attached hereto, since June 30, 2000, the Seller has not entered into any transaction relating to or affecting the Audio Business which is not in the usual and ordinary course of business, and, without limiting the generality of the foregoing, the Seller has not, except in the usual and ordinary course of its business or as set forth on Schedule 2.18:

            (a) Incurred any material obligation or liability for borrowed money relating to the Audio Business;

            (b) Mortgaged, pledged or voluntarily subjected to lien, charge or other encumbrance any of the Assets;

            (c) Sold or purchased, assigned or transferred any of its tangible assets used in the Audio Business or canceled any debts or claims of the Audio Business;

            (d) Made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

            (e) Suffered any losses arising out of the Audio Business, whether insured or uninsured, and whether or not in the control of the Seller, in excess of $50,000 in the aggregate, or waived any rights of any value;

            (f) Made any changes in compensation of its officers or employees of the Audio Business;

            (g) Received notice of any litigation, warranty claim or products liability claims relating to the Audio Business; or

            (h) Made any material change in the terms, status or funding condition of any Employee Benefit Plan, as defined in Section 2.22 hereof.

      2.19. SUPPLIERS. Schedule 2.19 attached hereto sets forth a true, correct and complete list of the names and addresses of the twenty suppliers of the Audio Business which accounted for the largest dollar volume of Audio Business purchases for the fiscal year ending June 30, 2000. None of such suppliers has notified the Seller that it intends to discontinue its relationship with the Seller.

      2.20. PREPAYMENTS AND DEPOSITS. Schedule 2.20 attached hereto sets forth all prepayments or deposits from customers of the Audio Business in excess of $100 for any such deposit for products to be shipped, or services to be performed, after the Closing Date which have been received by the Seller as of the date hereof.

      2.21. TRADE NAMES AND OTHER INTANGIBLE PROPERTY.

      (a) Schedule 2.21 attached hereto sets forth a true, correct and complete list and, where appropriate, a description of, all Intangible Property. True, correct and complete copies of all licenses and other agreements relating to the Intangible Property have been previously made available by the Seller to the Buyer.

      (b) Except as otherwise disclosed in Schedule 2.21 attached hereto, the Seller has, to the Seller's and the Principal's knowledge, the sole and exclusive right to use all Intangible Property used in connection with the operation of the Stores excluding Corporate Services. The Intangible Property rights of the Seller are sufficient to conduct the Seller's business as currently conducted, excluding Corporate Services, and, when transferred to the Buyer pursuant to this Agreement, will be sufficient to permit the Buyer to conduct the business of the Stores as currently conducted by the Seller excluding Corporate Services. The Seller has received no notice of, and neither the Seller nor the Principal has any knowledge of any basis for, a claim against it that any of its operations, activities, products or publications infringes on any patent, trademark, trade name, copyright or other intellectual property right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or any intellectual property rights of others. The Seller has no disputes with or claims against any third party for infringement by such third party of any trade name or other Intangible Property of the Seller.

      2.22. EMPLOYEE BENEFIT PLANS.

      (a) Set forth in Schedule 2.22 is an accurate and complete list of all domestic and foreign (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) bonus, stock option, stock purchase, restricted stock, equity-based, incentive, profit-sharing, savings, pension or retirement, deferred compensation, medical, life, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, welfare, fringe, multiemployer, multiple employer, supplemental or excess retirement and unemployment benefit plans, programs, arrangements, commitments, policies and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance contracts or agreements; in each case for active, inactive, retired or former employees, officers, directors, and independent contractors of the Audio Business, whether or not any such plans, programs, arrangements, commitments, policies, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA, that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Seller (including, for this purpose and for the purpose of all of the representations in this Section 2.22, any predecessors to the Seller and all employers (whether or not incorporated) that are by reason of common control treated together with the Seller as a single employer within the meaning of
Section 414 of the Internal Revenue Code of 1986, as amended (the "CODE")) since September 2, 1974 (collectively, the "EMPLOYEE BENEFIT PLANS").

      (b) The Seller has not incurred, and, to the knowledge of the Seller and the Principal, no event has occurred and no condition or circumstance exists that could result directly or indirectly in, any unsatisfied liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any employee pension benefit plan covered or previously covered by Title IV of ERISA, and the Seller has paid and discharged when due or accrued in the Financial Statements all obligations and liabilities arising under ERISA and the Code with respect to all Employee Benefit Plans. The Seller has complied in all respects with the continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B(f) of the Code and the Seller is not subject to any material liability, including, without limitation, additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation. Full payment has been made of all amounts which the Seller is required, and full compliance has been achieved, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Seller is a party, to have paid as contributions or premiums thereunder as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. Each Employee Benefit Plan intended to be "qualified" under Section 401(a) of the Code, and each related trust intended to be exempt from federal income taxation under Section 501(a) of the Code, is so qualified (and/or exempt), and has received a favorable determination letter from the Internal Revenue Service with respect to its qualified or exempt status, and since the date of each such determination, no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust. There are no actions, suits, audits, investigations or claims pending or asserted or, to the knowledge of the Seller and the Principal, threatened, anticipated or expected to be asserted with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied claims arising in the ordinary course).

      (c) The Seller is not party to any agreement that would require it to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.

      2.23. INDEBTEDNESS TO AND FROM OFFICERS, DIRECTORS AND SHAREHOLDERS. Except as set forth on Schedule 2.23 attached hereto, the Seller is not indebted, directly or indirectly, to any person who is an officer, director or shareholder of the Seller or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, and no such officer, director, shareholder or affiliate is indebted to the Seller, except for advances made to employees of the Seller in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

      2.24. POWERS OF ATTORNEY AND SURETYSHIPS. Except as set forth on Schedule
2.24 attached hereto, the Seller has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

      2.25. DISCLOSURE. No representation or warranty by the Seller in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made.

      2.26. INVENTORY. All Inventory is in the physical possession of the Seller and is located either in the Stores or in a warehouse owned and operated by the Seller or in transit as among the Stores and the Seller's warehouse. Except for products which are returned or determined to be defective in the ordinary course of business, the Inventory consists of items which are in good and merchantable condition and are of a quality presently usable and salable in the ordinary course of business.

      2.27. ENVIRONMENTAL MATTERS. Except as set forth in Schedule 2.27 and except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect:

      (a) Hazardous Materials have not been generated, used, treated, stored, released or disposed of by the Seller or, to the actual knowledge of the Seller and the Principal (without specific investigation) by any other Person, on, at, under or from any real property covered by the Leases ("STORE PROPERTY").

      (b) The Seller is in compliance with Environmental Laws and the requirements of any permits issued to the Seller under such Environmental Laws with respect to operations conducted at the Store Properties by the Seller.

      (c) There are no pending or, to the knowledge of the Seller and the Principal, threatened, Environmental Claims against the Seller.

      (d) To the Seller's and the Principal's actual knowledge (without specific investigation), there are no facts, circumstances, conditions or occurrences involving the Seller's operations at any Store Property that could reasonably be expected (i) to form the basis of an Environmental Claim against the Seller or the Assets or (ii) to cause such Store Property or Assets to be subject to any restrictions on its ownership (as to the Assets), occupancy or use under any Environmental Law.

      (e) The Seller is not using and has not used any underground storage tanks at any Store Property, and to the actual knowledge of the Seller and the Principal (without specific investigation) there is no friable asbestos located on or at any Store Property or Assets.

      (f) To the knowledge of the Seller and the Principal, no lien has been recorded or threatened, under any Environmental Law with respect to the Assets.

      (g) The Seller is not a party to any judgment, decree or agreement which obligates it to perform any investigation or other action under any Environmental Law with respect to any Store Property.

      (h) The execution and delivery of this Agreement and consummation of transactions contemplated hereby does not require any notice, disclosure or other action by the Seller under any Environmental Law, except for any notice disclosure or other action that will be made or taken by the Seller prior to the Closing Date.

      For the purposes of this Agreement:

      "ENVIRONMENTAL CLAIMS" shall mean administrative, regulatory or judicial actions, suits, demand letters, written claims, written notices of noncompliance or violation or potential responsibility or requests for information, or proceedings relating to any Environmental Law (for purposes of this definition only, referred to as "CLAIMS"), including (a) Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, natural resources.

      "ENVIRONMENTAL LAWS" shall mean any applicable federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law in effect and in each case as amended as of the Closing Date, relating to the environment including, without limitation, those relating to the generation, use, storage, treatment and disposal of Hazardous Materials such as the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C.ss. 9601 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C.ss. 6901 et seq.; the Federal Water
Pollution Control Act, as amended, 33 U.S.C.ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C.ss. 2601 et seq.; the Clean Air Act, 42 U.S.C.ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C.ss. 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C.ss. 2701 et seq.; and their state and local counterparts and equivalents.

      "HAZARDOUS MATERIALS" shall mean any petroleum or petroleum products, asbestos in any form that is or could be friable, and any wastes, pollutants, contaminants, constituents, chemicals, materials or substances subject to regulation under any Environmental Law.

      3.    REPRESENTATIONS OF THE BUYER

      The Buyer represents and warrants to the Seller and to the Principal as follows:

      3.1. ORGANIZATION AND AUTHORITY. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby.

      3.2. AUTHORIZATION. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby in the manner provided for in this Agreement, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Articles of Incorporation or By-laws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator binding on the Buyer; or (d) subject to obtaining the consents and approvals described in Schedule 3.2, conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound.
Schedule 3.2 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required in connection with the consummation by Buyer of the transactions contemplated by this Agreement.

      3.3. REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing Date, obtained and satisfied.

      3.4. DISCLOSURE. No representation or warranty by the Buyer in this Agreement or in any Exhibit hereto, or in any list, statement, document or information set forth in or attached to any Schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made.

      3.5. LITIGATION. There are no judicial or administrative actions proceedings pending or, to the knowledge of the Buyer, threatened, that question the validity of this Agreement or any action taken or to be taken by the Buyer in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the knowledge of the Buyer, threatened, or any order, injunction or decree outstanding against the Buyer that, if adversely determined, would have a material adverse effect upon the Buyer's ability to perform its obligations under this Agreement.

      3.6. FINANCING. The Buyer has sufficient funds necessary to pay the Cash Consideration payable on the Closing Date (as reasonably contemplated by Sections 1.3 and 1.7) and related fees and expenses associated with the transactions contemplated by this Agreement and, as of the Closing Date, the Buyer expects that it will have the financial capacity to perform all of its other obligations under this Agreement and the Exhibits hereto. The Buyer, immediately after the Closing, will be solvent, will be able to meet its obligations and debts as they come due and will have adequate capital for the conduct of its business (including the operation of the Stores) and immediately after the Closing the Buyer's assets will exceed its liabilities.

      4.    ACCESS TO INFORMATION; PUBLIC ANNOUNCEMENTS

      4.1. ACCESS TO MANAGEMENT, PROPERTIES AND RECORDS. From the date of this Agreement until the Closing Date, the Seller shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records of the Audio Business, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Audio Business, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Seller shall furnish to the

Buyer such financial and operating data and other information as to the Assets and the Audio Business as the Buyer shall reasonably request.

      4.2. CONFIDENTIALITY. All information not previously disclosed to the public or generally known to persons engaged in the business of the Seller which shall have been furnished by the Seller to the Buyer in connection with the transactions contemplated hereby or as provided pursuant to this Section 4 shall be considered Evaluation Material and treated in accordance with the Confidentiality Agreement (the "CONFIDENTIALITY AGREEMENT") dated as of August 30, 2000 between the Buyer and the Seller. Notwithstanding the above, the Buyer
(i) may include in any Registration Statement, prospectus, prospectus supplement, or periodic report filed by it with the Securities and Exchange Commission or any state securities commission or with the Nasdaq National Market, and (ii) may disclose in order to comply with applicable law or upon advice of the Buyer's counsel, any required information regarding the Seller, the business of the Seller, the financial condition of the Seller and the terms of this Agreement; PROVIDED that prior to any such disclosure, the Buyer shall provide the Seller with three (3) day's notice if reasonably practicable, but in no event less than one (1) day's notice, of such proposed disclosure and shall endeavor to mutually agree as to the contents of such disclosure; PROVIDED FURTHER that the Buyer shall have the absolute right to disclose any and all such information that the Buyer, on the advice of its counsel, believes is required pursuant to applicable law.

      4.3. PUBLIC ANNOUNCEMENTS. The parties agree that prior to the Closing Date, except as otherwise required by law, any and all public announcements or other public communications concerning this Agreement and the purchase of the Assets by the Buyer shall be subject to the prior written approval of the Buyer and the Seller. The Buyer and the Seller shall provide each other with three (3) day's notice if reasonably practicable, but in no event less than one (1) day's notice, of any proposed public announcement or other proposed public communication and shall endeavor to mutually agree as to the contents of such announcement or communication; PROVIDED that the Buyer shall have the absolute right to make any public announcement or other public communication that the Buyer, on the advice of its counsel, believes is required pursuant to applicable law.

      5.    COVENANTS OF THE SELLER

      5.1. CONDUCT OF BUSINESS. From the date hereof and until the Closing Date, the Seller shall conduct the Audio Business substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of purchase, sale, shipment or delivery, lease, management, accounting or operation, except as agreed to in writing by the Buyer. All of the property of the Seller comprising the Assets shall be used, operated, repaired and maintained in a normal business manner consistent with past practice.

      5.2. ABSENCE OF MATERIAL CHANGES. Except as set forth on Schedule 5.2 attached hereto, from the date hereof and until the Closing Date or the earlier termination of the Agreement, without the prior written consent of the Buyer, the Seller shall not:

            (a) Incur any obligation or liability (absolute or contingent) that will become the obligation or liability of the Buyer after the Closing, except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

            (b) Mortgage, pledge, or subject to any lien, charge or any other encumbrance any of the Assets;

            (c) Sell, assign, or transfer any of the Assets, except for inventory sold in the ordinary course of business;

            (d) Cancel any debts or claims, except in the ordinary course of business;

            (e) Merge or consolidate with or into any corporation or other entity;

            (f) Make, accrue or become liable for any bonus, profit sharing or incentive payment payable to or for the benefit of any employees employed at or rendering services to the Stores, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its employees, other than increases in the ordinary course of business consistent with past practice;

            (g) Modify, amend, alter or terminate any of its executory contracts of a material value or which are material in amount, and which are listed on Schedule 2.15;

            (h) Take or permit any act or omission constituting a breach or default under any Contract listed on Schedule 2.15;

            (i) Fail to (i) preserve the possession and control of its assets and business, (ii) use reasonable efforts (not requiring expenditure of money) to keep in service its present officers and key employees who render services at or with respect to the Stores, (iii) use reasonable efforts to preserve the goodwill of its customers, suppliers, agents, brokers and others having business relations with it, and (iv) use reasonable efforts to keep and preserve its business existing on the date hereof until the Closing Date;

            (j) Fail to operate its business and maintain its books, accounts and records in the customary manner and in the ordinary or regular course of business and maintain in a manner consistent with past practices its business premises, fixtures, furniture and equipment;

            (k) Enter into any leases, contracts, agreements or understandings relating to the Assets or the Stores other than those entered into in the ordinary course of business calling for payments which in the aggregate do not exceed $10,000 for each such lease, contract, agreement or understanding;

            (l) Engage any employee to be employed at or render services with respect to the Stores, for a salary in excess of $30,000 per annum;

            (m) Change the retail price of any inventory other than in the ordinary course of business in a manner consistent with past practices;

            (n) Materially alter the terms, status or funding condition of any Employee Benefit Plan; or

            (o) Commit or agree to do any of the foregoing in the future.

      5.3. TAXES. The Seller will, on a timely basis, file all of its tax returns for and pay any and all of its taxes which shall become due or shall have accrued on or prior to the Closing Date.

      5.4. DELIVERY OF INTERIM FINANCIAL STATEMENTS AND 2000 AUDITED FINANCIAL STATEMENTS. From the date hereof and until the Closing Date, as promptly as reasonably possible following the last day of each month after the date hereof, the Seller shall deliver to the Buyer its balance sheet and related statements of income, shareholders' equity, retained earnings and statement of cash flows for the one-month period then ended (collectively, the "INTERIM FINANCIAL STATEMENTS"), and, as soon as practicable after such statements become available, but in any event prior to the Closing Date, the Seller shall deliver to the Buyer its audited balance sheet as of June 30, 2000 and the related statements of income, shareholders' equity, retained earnings and statements of cash flows of the Seller for the fiscal year then ended (the "2000 AUDITED FINANCIAL STATEMENTS"), all certified by the Seller's independent public accountants.

      5.5. COMPLIANCE WITH LAWS. Except to the extent reflected on Schedule 2.16, the Seller will comply with all laws and regulations which are applicable to its ownership of the Assets or to the conduct of the Audio Business, and will perform and comply with all contracts, commitments and obligations by which it is bound to the extent relating to the Stores.

      5.6. SATISFACTION OF CONDITIONS. The Seller covenants and agrees to use its commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement. The Seller also agrees to cooperate in good faith with the Buyer in connection with the satisfaction of the conditions specified in this Agreement, including, but not limited to, sharing reasonably requested information and providing reasonable access to its officers and employees.

      5.7. CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller will not take any actions which would result in any of the representations or warranties set forth in Section 2 hereof becoming untrue in any material respect.

      5.8. CONTINUING OBLIGATION TO INFORM. From the date hereof and until the Closing Date, the Seller will promptly deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete in any material respect.

      5.9. EXCLUSIVE DEALING. The Seller will not, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a material portion of the Assets and business of the Stores, or any equity interest in, the Seller or any equity investment, merger, consolidation or business combination with the Seller, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

      5.10. ESTOPPEL CERTIFICATES. The Seller will use commercially reasonable efforts (not requiring the payment of money) to obtain estoppel certificates from each lessor from whom the Seller leases real property consenting (if necessary) to the assumption of such lease by the Buyer and stating that, to such lessor's knowledge, there are no outstanding claims against the Seller under any such lease.

      6.    COVENANTS OF THE BUYER

      6.1. SATISFACTION OF CONDITIONS. The Buyer covenants and agrees to use its commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement. The Buyer also agrees to cooperate in good faith with the Seller in connection with the satisfaction of the conditions specified in this Agreement, including, but not limited to, sharing reasonably requested information and providing reasonable access to its officers and employees.

      6.2. CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer will not take any actions which would result in any of the representations or warranties set forth in Section 3 hereof becoming untrue in any material respect.

      6.3.  EMPLOYEES.

      (a) On the Closing Date, the Seller shall terminate the employment of, and the Buyer shall offer immediate employment to, each individual listed on the Seller's Audio Business payroll (including Store and field employees) set forth in Schedule 2.17 and each employee of the Audio Business hired in the ordinary course of business between the date hereof and the Closing Date who as of the Closing Date is an active employee of the Audio Business, which shall not include any employee set forth on Schedule 6.3. All of the employees to which the Buyer is obligated to offer employment and which accept such employment are referred to herein as "EMPLOYEES." The foregoing to the contrary notwithstanding, nothing contained herein shall be construed or interpreted as a contract of employment with any Employee or to give any Employee the right to be retained as an employee of the Buyer after the Closing Date, or to restrict or otherwise inhibit the Buyer's rights to terminate, or change the conditions of, the employment of any Employee.

      (b) As of the Closing Date, each of the Employees shall cease to be covered by the Seller's Employee Benefit Plans. On and after their respective dates of hire by the Buyer, each Employee shall be covered by the employee benefit plans of the Buyer that are applicable to similarly situated employees of the Seller. For purposes of the Buyer's employee benefit plans, the Buyer shall credit each Employee with full credit for service with the Seller prior to the Closing Date to the extent such service was recognized for such purposes under similar employee benefit plans of the Seller. Nothing contained in this
Section 6.3 shall obligate or commit the Buyer to continue any of its benefit plans after the Closing Date or to maintain in effect any such plan or any level or type of benefits.

      (c) The Seller shall cause (whether by plan amendment or otherwise), effective no later than the later of the Closing Date or their respective dates of hire by the Buyer, all of the Employees hired by the Buyer who are participants in any of the Seller's tax-qualified pension, profit-sharing, savings, or retirement plans to be fully vested in their benefits and accounts thereunder, irrespective of whether or not such employees have satisfied the vesting requirements otherwise applicable under any such plan. The Buyer shall take all reasonable and necessary action (whether by plan amendment or otherwise) to permit its defined contribution plan that is applicable to the Employees to accept an "eligible rollover contribution" (within the meaning of Section 401(a)(31) of the Code) in cash of all or a portion of the balance of any Employee's account under the Seller's 401(k) plan.

      (d) As promptly as practicable after the Closing Date, the Seller shall furnish the Buyer with a schedule setting forth the name of each Employee and any vacation time and/or sick leave time accrued in respect of each such Employee. The Seller represents and warrants that the amounts of such vacation and/or sick leave time will be calculated in accordance with the Seller's standard policies with respect thereto as of the date hereof. The Buyer will permit each Employee to retain any such accrued vacation time and/or sick leave time in accordance with the past practices of the Seller.

      6.4. SUPPLY CONTRACT. Concurrent with the Closing, the Buyer and the Seller will enter into a video supply contract substantially in the form of Exhibit B hereto.

      6.5. CONSULTING AGREEMENT. Concurrent with the Closing, the Buyer and Terry Woodward will enter into a consulting agreement substantially in the form of Exhibit C hereto.

      7.    CONDITIONS TO OBLIGATIONS OF THE BUYER

      The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

      7.1. CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE SELLER; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Seller (in the case of the representations and warranties contained in Section 2.9, after giving effect to the update to Schedule 2.9 required pursuant to Section 1.7(c)) shall be true in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties made as of a specific date, which shall be true in all respects as of the date made), except for any changes permitted by the terms hereof or consented to in writing by the Buyer. The Seller shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

      7.2. CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of the Seller to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken.

      7.3. GOVERNMENTAL APPROVALS. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Seller of the transactions contemplated by this Agreement and the operation of the Seller's business by the Buyer shall have consented to, authorized, permitted or approved such transactions. Any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the transactions contemplated by this Agreement shall have expired or been terminated without any adverse action by the Federal Trade Commission or the U.S. Department of Justice.

      7.4. CONSENTS OF LENDERS, LESSORS AND OTHER THIRD PARTIES. The Seller shall have received all requisite consents, waivers and approvals of all lenders, lessors and other third parties whose consent, waiver or approval is required in order for the Seller to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule 2.3 attached hereto.

      7.5. ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might materially adversely affect the right of the Buyer to own or use the Assets after the Closing.

      7.6. THE ASSETS. Except for the Assumed Liabilities, at the Closing (a) the Buyer shall receive good, clear, record and marketable title to the Assets other than the Leases, free and clear of all Encumbrances other than Permitted Encumbrances, and (b) the Buyer shall receive a valid leasehold interest in each of the premises identified in the Leases subject to the respective terms of the Leases and entitled to the benefits of the Lease relating to such premises enjoyed by the Seller and contained in such Lease as of August 24, 2000, together with any amendments, modifications or supplements made on or prior to such date, and otherwise free and clear of all Encumbrances other than Permitted Encumbrances and Fee Encumbrances.

      7.7. CASH AVAILABLE FOR WORKING CAPITAL PURPOSES. On the Closing Date, the Seller will have available at each Store cash in the amounts set forth on
Schedule 1.1(a)(iii) hereof, which cash will be transferred to the Buyer pursuant to the terms of this Agreement.

      7.8. CLOSING DELIVERIES. The Buyer shall have received at or prior to the Closing each of the following documents:

            (a) the Instrument of Assumption, the Lease Assignments and a Bill of Sale in a form reasonably satisfactory to the Buyer;

            (b) such instruments of conveyance, assignment and transfer, in form and substance consistent with this Agreement and satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer, good, clear, record and marketable title to the Assets (subject to the Permitted Encumbrances);

            (c) Schedule 1.7(a) and the update to Schedule 2.9 required by
      Section 1.7 hereto; and

            (d) such certificates of the Seller's officers and such other documents as the Buyer shall reasonably request.

      7.9. SECTION 1445 CERTIFICATE. The Seller shall have furnished the Buyer with a certificate that the Seller is not a foreign person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treas. Reg.ss. 1.1445-2(b).

      8.    CONDITIONS TO OBLIGATIONS OF THE SELLER

      The obligations of the Seller under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Seller:

      8.1. CONTINUED TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE BUYER; COMPLIANCE WITH COVENANTS AND OBLIGATIONS. The representations and warranties of the Buyer in this Agreement shall be true in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Seller. The Buyer shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

      8.2. CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken.

      8.3. GOVERNMENTAL APPROVALS. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated without any adverse action by the Federal Trade Commission or the U.S. Department of Justice.

      8.4. CONSENTS OF THIRD PARTIES. The Buyer shall have received all requisite consents and approvals of all third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement, including, without limitation, those set forth on Schedule
3.2 attached hereto.

      8.5. ADVERSE PROCEEDINGS. No action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Assets.

      9.    INDEMNIFICATION

      9.1. BY THE BUYER AND THE SELLER AND THE PRINCIPAL. The Buyer on the one hand and the Seller and the Principal, jointly and severally, on the other hand, each hereby indemnifies and holds harmless the other (and their respective affiliates, successors and assigns and, if applicable, their respective officers, directors, employees, agents and heirs) against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, "LOSSES") reasonably incurred by the Indemnified Party in connection with each and all of the following:

            (a) Any breach by the indemnifying party of any representation or warranty in this Agreement (without giving effect to any qualifications as to materiality contained therein);

            (b) Any breach of any covenant, agreement or obligation of the indemnifying party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

            (c) Any misrepresentation contained in any certificate furnished by the indemnifying party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

      9.2A BY THE SELLER AND THE PRINCIPAL. The Seller and the Principal, on a joint and several basis, further agree to indemnify and hold harmless the Buyer (and its affiliates, successors and assigns and its officers, directors, employees and agents) from any and all Losses reasonably incurred by the Indemnified Party, in connection with each and all of the following:

            (a) Any claims against, or liabilities, obligations or commitments of, the Seller or against the Assets not specifically assumed by the Buyer pursuant to this Agreement including, without limitation, all obligations, liabilities and commitments referred to in Section 1.4(c);

            (b) The failure of the Buyer to obtain the protections afforded by compliance with the notification and other requirements of the bulk sales laws (including, without limitation, bulk sales laws relating to Taxes), if any, in force in the jurisdictions in which such laws may be applicable to either the Seller or the transactions contemplated by this Agreement;

            (c) Any warranty claim or product liability claim relating to the Audio Business prior to the Closing Date other than customer returns and accommodations in the ordinary course of business;

            (d) Any Taxes of the Seller (other than Taxes subject to the Rent and Tax Adjustment); and

            (e) Any claims against, or liabilities or obligations of, the Seller with respect to obligations under any Employee Benefit Plan.

      9.2B BY THE BUYER. The Buyer further agrees to indemnify and hold harmless the Seller and the Principal (and their respective affiliates, successors and assigns and, if applicable, their respective officers, directors, employees, agents and heirs) from any and all Losses reasonably incurred by the Indemnified Party, in connection with each and all of the following:

            (a) The Assumed Liabilities;

            (b) Any claim or liability relating to or arising out of the occupation or operation of the Stores after the Closing Date; and

            (c) Any Taxes of the Buyer (other than Taxes subject to the Rent and Tax Adjustment).

      9.3.  PROCEDURES FOR INDEMNIFICATION.

      (a) A party seeking indemnification pursuant to Section 9.1, 9.2A or 9.2B (an "INDEMNIFIED PARTY") shall give prompt notice to the party from whom such indemnification is sought (the "INDEMNIFYING PARTY") of the assertion of any claim or assessment, or the commencement of any action, suit, audit or proceeding, by a third party in respect of which indemnity may be sought hereunder (a "THIRD PARTY CLAIM"), and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within seven days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, so long as the Indemnifying Party is actively defending such Third Party Claim. Regardless of whether the Indemnifying Party elects to assume the defense of any such Third Party Claim, so long as the Indemnifying Party shall have paid all documented costs and expenses of the Indemnified Parties that are indemnifiable hereunder (and that are not in dispute in good faith) relating to the applicable Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, such consent not to be unreasonably withheld.

      (b) The Indemnifying Party or the Indemnified Party, as the case may be, shall in any event have the right to participate, at its own expense, in the defense of any Third Party Claim which the other is defending. The Indemnifying Party shall bear the reasonable fees, costs and expenses of separate counsel of the Indemnified Party if: (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, such conflict of interest is not remedied by waiver and the Indemnifying Party does not or cannot choose another counsel without a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such claim, or (iii) the Indemnifying party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense.

      (c) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim in accordance with the terms hereof, shall have the right, upon thirty (30) days prior written notice to the Indemnified Party, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim provided the Indemnifying Party satisfies and discharges such judgment or settlement unless (i) the Third Party Claim involves equitable or other non-monetary damages or (ii) in the reasonable judgment of the Indemnified Party such settlement would have a continuing material adverse effect on the Indemnified Party's or any of its affiliates' businesses (including any material impairment of its relationships with customers and suppliers), in which case such settlement only may be made with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

      (d) Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

      9.4. PAYMENT OF INDEMNIFICATION OBLIGATION. All indemnification by the Buyer, the Seller or the Principal hereunder shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability.

      9.5. SURVIVAL; CLAIMS FOR INDEMNIFICATION. All representations, warranties, covenants, agreements and obligations made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All representations and warranties of the parties shall expire on the second anniversary of the Closing Date, except for claims, if any, asserted in writing prior to such date, which shall survive until finally resolved and satisfied in full and except for (i) claims relating to Taxes, which shall survive until one year after any applicable statute of limitations and (ii) claims in respect of breaches of the representations and warranties contained in Sections 2.9 and 2.26, which shall survive until sixty (60) days after the Closing Date. All claims and actions for indemnity pursuant to this Section 9 for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the expiration of the applicable period. All covenants, agreements and obligations of the parties shall survive as specified herein, or if not so specified, shall survive indefinitely.

      9.6.  DAMAGES AND RELATED MATTERS.

      (a) In calculating any amounts payable to a party seeking indemnification under Section 9.1, 9.2A or 9.2B, (i) the Indemnifying Party shall receive credit for (x) any reduction in actual tax liability as a result of the facts giving rise to the claim for indemnification, and (y) any insurance recoveries, and (ii) no amount shall be included in respect of special or consequential damages.

      (b) The Seller and the Principal, on the one hand, and the Buyer, on the other hand, shall have no liability under Section 9.1(a) (except for breaches of the representations and warranties contained in Section 2.12) unless the aggregate amount of all Losses to the Seller and the Principal, on the one hand, and the Buyer, on the other hand (in each case including their respective affiliates, successors and assigns and, if applicable, their respective officers, directors, employees and agents) for all claims arising under Section 9.1(a) exceeds $100,000 and, in such event, the Seller and the Principal, on the one hand, and the Buyer, on the other hand, shall be required to pay only the amount by which such aggregate amount of Losses exceeds $50,000; PROVIDED, FURTHER, that in no event shall the Seller and the Principal, on the one hand, or the Buyer, on the other hand, have an aggregate liability for indemnification under Section 9.1(a) (except for breaches of the representations and warranties contained in Section 2.12) in excess of $4,000,000. In computing any aggregate Losses under this Section 9.6(b), Losses arising from breaches of the representations and warranties contained in Section 2.12 shall be disregarded.

      (c) The parties agree that the provisions of this Section 9 can be specifically enforced in a court of competent jurisdiction. Apart from such right to specific enforcement, the indemnification provided for in this Section 9 shall, except as set forth below, from and after the Closing, be the sole remedy for any of the matters referred to herein. Notwithstanding the foregoing, the purchase price adjustments contained in Section 1.7 shall be the sole remedies for the covenants, representations and warranties contained in Section 1.7. For further clarification, to the extent that events, occurrences or facts shall arise or be discovered which give a party the right to an adjustment pursuant to
Section 1.7, Section 1.7, and not this Section 9, shall control and be the exclusive remedy for such party arising out of such facts, events or circumstances.

      (d)   Any indemnification payments made by the parties pursuant to this
Section 9 shall be treated by the parties for tax purposes as adjustments to the purchase price unless otherwise required by applicable law.


      10.   POST-CLOSING AGREEMENTS

      The parties agree that from and after the Closing Date:

      10.1. PROPRIETARY INFORMATION.

      (a) For a period of three years from the Closing Date, the Seller shall hold in confidence, and use its best efforts to have all of its officers, directors and personnel hold in confidence, all knowledge and information of a secret or confidential nature with respect to the business of the Seller and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller or except as may in the opinion of Seller's legal counsel be required by law, regulation, governmental or supervisory authority or other applicable judicial or governmental order.

      (b)   The Seller agrees that the remedy at law for any breach of this
Section 10.1 would be inadequate and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 10.1.

      10.2. NO SOLICITATION OR HIRING OF FORMER EMPLOYEES. Except as provided by law, for a period of five years after the Closing Date, neither the Seller nor any Affiliate thereof shall solicit any person who was an employee of the Seller on the Closing Date and remains an employee of Buyer at the time of such proposed solicitation to terminate his employment with the Buyer or to become an employee of the Seller or an Affiliate or hire any such person. The provisions of this Section 10.2 shall not apply to general solicitations or advertisements not specifically directed at any such person.

      10.3. NON-COMPETITION AGREEMENT.

      (a) For a period of five years after the Closing Date, neither the Seller nor any person controlling, controlled by, or under common control with the Seller (including the Principal and any persons controlled by the Principal) (each, an "AFFILIATE") shall (i) engage in any business involving the retail sale through retail stores of pre-recorded music or videos (including, but not limited to, the retail sale of pre-recorded compact discs, pre-recorded cassettes or pre-recorded digital video discs or the digital distribution of music or video content to end users) or (ii) engage in any business competitive with the Audio Business as conducted on the date hereof or on the Closing Date, in the United States or any other country in which the Buyer conducts its business.

      (b) The parties hereto agree that the duration and geographic scope of the non-competition provision set forth in this Section 10.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of sepa-rate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Seller agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

      10.4. SHARING OF DATA.

      (a) The Seller shall have the right for a period of three years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other similar information as are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Audio Business and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, employment records and other records which are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the Audio Business or is otherwise needed by the Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. If the Seller or the Buyer wishes to dispose of or destroy any such books and records after the foregoing time periods, such party shall first give reasonable prior written notice to the other party, and such other party shall have the right, at its option and expense, to take possession of the books and records within a reasonable period of time after receiving such written notice.

      (b) The Seller and the Buyer agree that from and after the Closing Date they shall cooperate fully with each other to facilitate the transfer of the Assets from the Seller to the Buyer and the operation thereof by the Buyer.

      10.5. USE OF NAME. Without the Buyer's prior written consent, the Seller and the Principal each agrees not to use any Intangible Property, or any derivation thereof or confusingly similar name, trademark, URL, or similar identification after the Closing Date.

      10.6. COOPERATION IN LITIGATION. Each party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of the Seller prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

      11.   TERMINATION OF AGREEMENT

      11.1. TERMINATION BY LAPSE OF TIME. This Agreement shall terminate at 5:00 p.m., New York time, on November 30, 2000, if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of all of the parties hereto.

      11.2. TERMINATION BY AGREEMENT OF THE PARTIES. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Seller under this Agreement, and the Seller shall have no further obligation or liability to the Buyer under this Agreement.

      11.3. TERMINATION BY REASON OF BREACH. This Agreement may be terminated by the Seller, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of the Seller or the failure of the Seller to perform any condition or obligation hereunder. Notwithstanding anything to the contrary contained herein, (a) neither the Seller and the Principal, on the one hand, nor the Buyer, on the other hand, shall have any liability to the other for any termination of this agreement arising solely out of the action or inaction of any third party or third parties, and (b) neither the Seller nor the Principal shall have any liability to the Buyer as a result of the failure to satisfy the condition set forth in
Section 7.4, and the Buyer's sole and exclusive remedy in such case shall be limited to the Buyer's right to terminate this Agreement under this Section 11.3.

      12.   CERTAIN TAX MATTERS.

      (a) The Seller shall be responsible for and shall pay (i) all sales, use, real estate transfer and other similar taxes (and any interest, penalties and other additions to such taxes and or any related costs or expenses), and
(ii) all governmental charges, if any, upon the sale or transfer of any of the Assets hereunder (collectively "TRANSFER TAXES"); PROVIDED that the Seller shall not be responsible for or required to pay any Transfer Taxes to the extent such Transfer Taxes are specifically made the primary liability of the Buyer by provision of applicable law; PROVIDED, FURTHER, that the Seller shall not be responsible for any leasehold recording taxes which may arise out of the Buyer recording a memorandum and/or assignment of record with respect to its leasehold interest arising out of any lease. If the Seller shall fail to pay such amounts on a timely basis, the Buyer may pay such amounts to the appropriate governmental authority or authorities, and the Seller shall promptly reimburse the Buyer for any amounts so paid by the Buyer.

      (b) At the closing, the Seller and the Buyer shall deliver to each other such properly completed resale exemption certificates and other similar certificates or instruments as are reasonably requested by the parties to claim available exemptions from the payment of sales, transfer, use or other similar taxes under applicable law.

      (c) The Buyer shall, at its sole option, have the right to use the "Alternative Procedure" provided in Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3, and 941 for the 2000 calendar year. The Buyer shall also, at its sole option, have the right to use any similar procedures and make any similar elections under state or local tax laws, and the Seller shall reasonably cooperate in the making of such elections.

      13. BROKERS. The Seller, the Principal and the Buyer each represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Seller, the Principal and the Buyer each agrees to indemnify and hold harmless the others against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of such person.

      14.   NOTICES

      Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express or other nationally recognized overnight courier, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

            To the Seller:     Wax Works, Inc.
                               325 E. Third Street
                               Owensboro, Kentucky 42303
                               Attn:  President


            To the Principal:  Mr. Terry Woodward
                               c/o Wax Works, Inc.
                               325 E. Third Street
                               Owensboro, Kentucky 42303


            With a copy to:    Sills Cummis Radin Tischman Epstein & Gross, P.A.
                               One Riverfront Plaza
                               Newark, New Jersey  07102
                               Attn:  Jeffrey H. Newman, Esq.


            To the Buyer:      Trans World Entertainment Corporation
                               38 Corporate Circle
                               Albany, New York 12203
                               Attn: Chief Financial Officer

            With a copy to:    Cahill Gordon & Reindel
                               80 Pine Street
                               New York, New York  10005
                               Attn:  William M. Hartnett, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered (or on which delivery is refused), if delivered personally; (b) the business day following delivery to an overnight courier, if sent by overnight courier; or (c) the date of actual receipt, if sent by any other method.

      15.   CONSENT TO JURISDICTION

      The Buyer, the Seller and the Principal each irrevocably submits to the exclusive jurisdiction of (a) the state courts of the State of New York, county of New York, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby.

      16.   SUCCESSORS AND ASSIGNS

      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, the Seller, the Principal and any guarantor provided for below may not assign their respective rights or obligations hereunder without the prior written consent of the Buyer, in the case of an assignment by the Seller or the Principal, or the Seller and the Principal, in the case of an assignment by the Buyer or any such guarantor; PROVIDED, HOWEVER, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to an affiliate of the Buyer or in connection with any merger of the Buyer with a third party or sale of all or substantially all of the assets of the Buyer to a third party. If the Buyer elects to assign any of its obligations under this agreement to an affiliate, the Buyer agrees to unconditionally guarantee the performance of such affiliate to the Seller on terms reasonably satisfactory to the Seller. Any assignment in contravention of this Section shall be void.

      17.   ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS; WAIVERS

      (a) This Agreement, all Schedules and Exhibits hereto, all agreements and instruments to be delivered by the parties pursuant hereto and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, the Seller and the Principal may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer, the Seller and the Principal.

      (b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provision of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement. Any matter disclosed on any Schedule to this Agreement shall be deemed to have been disclosed on all other Schedules to this Agreement to the extent applicable thereto.

      (c) Waiver of any term or condition of this Agreement by any party shall be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term of this Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      18.   EXPENSES

      Except as otherwise expressly provided herein, the Buyer, the Seller and the Principal shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

      19.   NO THIRD PARTY BENEFICIARIES

      This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

      20.   GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflicts of law principles thereof.

      21.   SECTION HEADINGS

      The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

      22.   SEVERABILITY

      The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      23.   COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

      24.   TERMS DEFINED IN THIS AGREEMENT.

      The following capitalized terms used herein are defined in the indicated sections.

      2000 Audited Financial Statements............    5.4
      2000 Unaudited Balance Sheet.................    2.5
      2000 Unaudited Financial Statements..........    2.5
      Affiliate....................................    10.3(a)
      Assets.......................................    1.1(c)
      Assumed Contract.............................    2.15(b)(i)
      Assumed Liabilities..........................    1.4(a)
      Audio Business...............................    Preliminary Statement
      Audio Inventory..............................    1.7(b)(i)
      Audited Balance Sheets.......................    2.5
      Audited Financial Statements.................    2.5
      Base Fixed Assets Amount.....................    1.7(c)
      Base Inventory Amount........................    1.7(b)(i)
      Base Purchase Price..........................    1.3(a)
      Break-up Fee.................................    11.4
      Buyer........................................    First Paragraph
      Cash Consideration...........................    1.3(a)
      Closing......................................    1.1(a)
      Closing Date.................................    1.6
      Code.........................................    2.22(a)
      Confidentiality Agreement....................    4.1
      Contract Rights..............................    1.1(a)(iv)
      Contracts....................................    2.15(a)

      Cooperative Advertising Adjustment...........    1.7(d)
      Cooperative Advertising Incentives...........    1.1(a)(v)
      Corporate Services...........................    2.14
      Deleted Inventory............................    1.7(b)(i)
      Employee Benefit Plans.......................    2.22(a)
      Employees....................................    6.3(a)
      Encumbrances.................................    2.4
      ERISA........................................    2.22(a)
      Environmental Claims.........................    2.27
      Environmental Laws...........................    2.27
      Excluded Assets..............................    1.1(b)(v)
      Fee Encumbrances.............................    2.4
      Financial Statements.........................    2.5
      Fixed Assets.................................    1.1(a)(viii)
      Fixed Assets Book Value......................    1.7(c)
      Hazardous Materials..........................    2.27
      HSR Act......................................    7.3
      Indemnified Party............................    9.3(a)
      Indemnifying Party...........................    9.3(a)
      Instrument of Assumption.....................    1.4(a)
      Intangible Property..........................    1.1(a)(ix)
      Interim Financial Statements.................    5.4
      Inventory....................................    1.1(a)(i)
      Inventory Count..............................    1.7(b)(i)
      Lease Assignment.............................    1.4(b)
      Leases.......................................    2.10
      Losses.......................................    9.1
      Material Adverse Change......................    2.11
      Material Adverse Effect......................    2.11
      Other Inventory..............................    1.7(b)(i)
      Permits......................................    2.16
      Permitted Encumbrances.......................    2.4
      Principal....................................    First Paragraph
      Rent and Tax Adjustment......................    1.7(a)(i)
      Return.......................................    2.12(c)
      Revised Rent and Tax Adjustment..............    1.7(a)(ii)
      Seller.......................................    First Paragraph
      Store........................................    2.8
      Store Under Construction.....................    2.8
      Supplies.....................................    1.1(a)(ii)
      Tax or Taxes.................................    2.12(c)
      Taxing Authority.............................    2.12(c)
      Third Party Claim............................    9.3(a)
      Transfer Taxes...............................    12(a)
      Unrelated Accounting Form....................    1.7(a)(ii)(B)
      Video Inventory..............................    1.7(b)(i)
      Video Wholesale Business.....................    1.1(b)(ii)

                                  (end of page)

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

                                    WAX WORKS, INC.


                                    By: /s/ Terry Woodward
                                        --------------------------------------
                                        Name:  Terry Woodward
                                        Title:  President


                                    PRINCIPAL:


                                    /s/ Terry Woodard
                                    ------------------------------------------
                                    Terry Woodward


                                    TRANS WORLD ENTERTAINMENT CORPORATION


                                    By: /s/ John J. Sullivan
                                        --------------------------------------
                                        Name:  John J. Sullivan
                                        Title: Chief Financial Officer




                                      -37-